Exhibit 99.2

CORPORATE PARTICIPANTS

Steve Gerard CBIZ - Chairman, CEO

Ware Grove CBIZ - CFO

CONFERENCE CALL PARTICIPANTS

Josh Vogel Sidoti & Company - Analyst

James Macdonald First Analysis - Analyst

PRESENTATION

Operator

Good morning and welcome to the CBIZ First Quarter 2014 Results Conference Call. All participants will be in listen-only mode.

(Operator Instructions).

After today’s presentation, there will be an opportunity to ask questions. (Operator Instructions). Please also note this event is being recorded. I would now like to turn the conference over to Mr. Steve Gerard. Please go ahead.

Steve Gerard - CBIZ - Chairman, CEO

Thank you, Maureen. Good morning, everyone, and thank you for calling in to our first quarter conference call. Before I begin my comments, I’d like to remind you of a few things. As with all our conference calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call, you’re welcome to listen in; however, I ask that if you have a question you hold them for after the call and we’d be happy to address them at that time. This call is also being webcast and you can access it over our website at www.cbiz.com. You should have all received a copy of the release that we issued this morning. If you did not, you can access that on our website as well.

Finally, please remember that during the course of the call we may make forward-looking statements. These statements represent management’s intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in forward-looking statements. Additional information concerning the factors that could cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings, Form 10-K, and press releases.

Joining me on the call this morning is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer. Prior to the opening this morning, we were pleased to announce our first quarter results. And while the pacing of our revenue was a bit slower than we had expected, the fact is that we actually reported growth in revenue, growth in income from continuing operations, and growth in pre-tax income, and, as Ware will explain in a minute, when you adjust for the share count for the impact of the converts, an increase in our earnings per share.

So, with that preface, let me turn it over to Ware to give you the details and then I’ll come back and talk a little bit about what we’re seeing in the market.

Ware Grove - CBIZ - CFO

Thank you, Steve, and good morning, everyone. As is our normal practice, I want to take a few minutes to run through the highlights of the first quarter numbers we released this morning. As we get started, I want to remind everyone that numbers from the first quarter of 2013 are restated to reflect the sale of our MMP operation, which occurred in August of 2013. And for your reference, I would direct you to footnote 21 in our recently filed 10-K report for 2013, where you will find a restatement for each quarter for both 2012 and 2013.

Now, turning to the results we announced this morning, we are pleased to report that total revenue increased by 3.8%, or by $7.7 million, in the first quarter of 2014 compared with the prior year. Revenue grew at a slower pace than we expected for several reasons, that we can comment about later, but this translated into a 5% increase in net income after tax for the first quarter, so we were happy to leverage this revenue growth. Same-unit revenue grew by 1.4% in the first quarter and acquisition-related revenue contributed an additional $4.8 million to revenue growth in the first quarter.

Now, total revenue in our Financial Services group increased by 3.2%, with same-unit revenue increasing by 1.2% in the first quarter compared with the first quarter a year ago. Revenue growth was slower than anticipated due to a large number of weather-related office closures that impacted revenue in our Financial Services group by approximately $1 million during our busy season. This client work still needs to be done, but bear in mind that our staff was already working at full capacity during much of the first quarter. So, not unlike what occurred in the first half of last year, this revenue will be deferred into the second quarter or later in the year.

Our government healthcare consulting business, which is included within the Financial Services group, grew at 3.2% in the first quarter, but this was slower than expected due to the timing and impact of scope changes related to several ongoing, long-term government healthcare consulting engagements. This impacted our first quarter revenue by approximately $1.6 million. Now, we are continuing to have a very strong pipeline of new business opportunities, and we are successfully winning a very high percentage of these opportunities. So while the first quarter results were softer than expected for this healthcare consulting business, as new business continues to come onboard at a good pace we remain confident that we will achieve our full-year contribution goal for 2014.

Our revenue in our Employee Services group increased by 6.3%, with same-unit revenue increasing by 2.5% in the first quarter compared with a year ago. The environment continues to be favorable, and this revenue growth is in line with our expectations. We recorded organic growth in each of our major service lines, including employee benefits, property and casualty, retirement advisory, and payroll businesses, which together account for about 90% of the total revenue in this segment.

Now, eliminating the impact of accounting for gains or losses on the deferred compensation plan assets, which were $55 million at March 31, our operating income margin for the first quarter this year was 15.9%, compared with 17.1% for the quarter a year ago, which is a decline of 120 basis points. The slower than expected growth in Financial Services created pressure on margin in the first quarter this year, as this incremental revenue I described would have very little associated cost, so there was a large impact on our margin.

Cash flow is in line with our normal seasonal trend, as we typically build receivables and use cash in the first quarter before we begin to generate cash later in the second quarter and through the balance of the year. Days sales outstanding on our receivables at March 31 this year was 93 days, and that compares with 89 days at the end of the first quarter a year ago. Bad debt expense in the first quarter this year was 60 basis points of revenue, compared with 56 basis points of revenue for the first quarter a year ago.

The balance outstanding on our $275 million unsecured bank credit facility was $91.4 million at the end of the first quarter this year, compared with $48.5 million at year-end December 2013. During the first quarter, we used approximately $19 million for acquisition and earnout-related payments, and we also used approximately $3.9 million to buy back 457,000 shares of our common stock.

The capital spending in the first quarter was approximately $1.6 million, and consistent with our normal pattern, we expect capital spending for the entire year will range between $5 million and $6 million. Earnout payments scheduled for the remainder of 2014 total $5.6 million, and earnout payments are estimated at $13.4 million in 2015, $7 million in 2016, and approximately $4.8 million in 2017.

Now, the effective tax rate at the end of the first quarter was 42%, and that’s essentially unchanged from first quarter a year ago. We continue to expect the full year effective tax rate at approximately 40% as several favorable tax items are expected to occur later in the year.

As we commented in the release this morning, as a result of an average daily share price of $8.98 in the first quarter this year, the share count for common stock equivalents related to the convertible note caused a 3.1 million share increase in our reported share count. As a result, reported earnings per share was $0.34. And adjusting to exclude the share count impact of the convertible note, the first quarter earnings per share was $0.36 this year, compared with $0.34 for the first quarter a year ago. You may be aware that GAAP accounting for share equivalents presumes that shares will actually be issued for the gain above our $7.41 conversion price, but I want to remind you that at CBIZ’s option we can settle the gain either by issuing shares valued at the higher price or we can settle the gain in cash, in which case there are no additional shares issued.

As a result of the unpredictable nature of this calculation, we presented our earnings per share guidance for 2014 assuming a constant share count compared with last year. As the average share price changes from quarter to quarter and for the year-to-date periods through 2014, this calculation will change, either up or down, as the share price changes, and this will impact the reported earnings per share as the share count changes. We talked about this during our most recent conference call, but to refresh your memory, as our average share price in any quarter or for the year-to-date period exceeds the $7.41 conversion price, GAAP requires that we calculate the number of shares required to settle the gain that is represented by the average share price difference above $7.41 and we include those share equivalents in our fully diluted weighted average share count.

Now, to help illustrate the unpredictable nature of this share equivalent calculation, you may recall that the average share price in the fourth quarter of 2013 was $8.43, and this would normally result in reporting an additional 2.1 million share equivalents in the share count. However, since there was an operating loss incurred in the fourth quarter of 2013, GAAP excludes any share equivalents in the share count, so this was not a factor. And the average full-year average share price for 2013 was $7.08, so this did not result in adding any share equivalents associated with the convertible note in 2013.

Now, with respect to share buyback activity this year, we bought back 457,000 shares in the first quarter, and we will continue to evaluate our use of capital to buy back shares. We continue to have a great deal of financial capacity to buy shares, but our priority is to use our capital to make strategic acquisitions. We will continue to evaluate potential share repurchases with a goal of maintaining a constant share count, absent the unpredictable and potentially volatile nature of the share count impact from the equivalents associated with the convertible note. Now, also bear in mind that since this convertible note was issued back in September of 2010 CBIZ has purchased a total of 18.8 million shares at an average price of $6.48 per share, including the 3.9 million shares bought in the third quarter of 2013 and the 457,000 shares bought so far in 2014.

So, in conclusion, we are pleased the first quarter results are solid, despite the several adverse timing impacts impacting the Financial Services group revenue and our reported margin. As occurred last year when we encountered similar first half of year earning timing issues, we expect the impact of these items will be made up in the second quarter and through the balance of the year and we continue to expect full-year revenue will increase within a range of 5% to 7% over the $692 million reported for 2013. The share count reporting in 2014 will be unpredictable, and, as we commented, CBIZ has the option to settle in cash and not issue any shares related to the convertible note.

So, excluding the impact on share count from the convertible note, we are continuing to predict that earnings per share will increase within a range of 15% to 18% over the $0.51 earnings per share that we reported for 2013. And we also continue to think that cash flow and the related EBITDA will increase 8% to 12% over the levels reported for 2013.

So with those comments, I’ll conclude and I’ll turn it back over to Steve.

Steve Gerard - CBIZ - Chairman, CEO

Thank you, Ware. Let me just generally comment on the market as we see it. Our client base I would categorize as basically stable. They continue to be cautious, but are feeling better about their role in the economy. They are continuing to look to expand, albeit at a slow pace.

And as I’ve said in prior conference calls, the climb out of the historical economic downturn for small to mid-sized companies will be a slow climb, but we’re seeing nothing in the marketplace affecting our clients today that has changed that cautious but somewhat growing environment.

On the acquisition front, we’ve completed three acquisitions this year. We typically target three to six. I’m highly confident that we will make or exceed that mark in 2014, so the acquisition pipeline remains strong in both our Employee Services group and our Financial Services group with respect to opportunities that we may have down the road.

With that, let me stop and take questions from our shareholders and analysts.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. (Operator Instructions). Our first question comes from Josh Vogel of Sidoti & Company. Please go ahead.

Josh Vogel - Sidoti & Company - Analyst

Thank you. Good morning, Steve and Ware.

Steve Gerard - CBIZ - Chairman, CEO

Hey, Josh.

Josh Vogel - Sidoti & Company - Analyst

Given your guidance, especially revenue, that you reiterated for the full year, I was curious, what same-unit sales growth is implied in this guidance? And outside of additional acquisitions, what would get you to the high end of the range?

Ware Grove - CBIZ - CFO

Yes, Josh. The Employee Services is in line with our expectation. We’re pretty soft in the first quarter on Financial Services. So when you combine the two, we’re expecting organic growth in the 3% to 3.5% range this year for the full year.

Steve Gerard - CBIZ - Chairman, CEO

And the other half of your question, Josh, to get to the top of the range of guidance, it would have to come from acquisitions. That would be the other piece of the — the real issue for us is getting that organic growth rate in the target area that we want.

Josh Vogel - Sidoti & Company - Analyst

Okay. And same-unit sales, obviously a little bit softer than expected in Q1. And I was just surprised because you were going up against a pretty favorable comp with the deferred revenue last year. So, was there anything else, besides weather-related closures and the timing of the government contracts that we should be aware of?

Steve Gerard - CBIZ - Chairman, CEO

No. I don’t think there’s anything specific that affected the first quarter. And obviously, had we not had those two events, that incremental $2.6 million, most of which drops to the bottom line, by the way, would have changed the picture significantly. But there was nothing else specific in the quarter of any magnitude. There’s always little bits and pieces here and there, but nothing significant.

Josh Vogel - Sidoti & Company - Analyst

Okay. And have you thought about refinancing the convert and the timing with regard to that and what impact that could have on earnings? And would you maybe finance with a new convert or with bank debt?

Steve Gerard - CBIZ - Chairman, CEO

We are actively involved in considering a number of things with respect to the eventual refinance of the convert — the convert is due September of next year. It is our intent at this time not to finance it with another convert, so we are looking at the market to determine whether the best opportunity might be a bank transaction, a private placement, or some combination of instruments. We hope to have clarity on some of it by the end of the third quarter this year so we’re well positioned for next year.

Given the fact that we can’t really buy them all in right now and, quite frankly, the premium would make it prohibitive, that — taking them out at this time isn’t an option for us, but we will be well prepared by the end of third quarter to talk about our abilities to refinance it.

Josh Vogel - Sidoti & Company - Analyst

Okay, great. And just two more quick ones. How big is the government consulting business today, on an annual basis?

Steve Gerard - CBIZ - Chairman, CEO

It’s about $100 million when you consider the federal and the state business, where we are the dominant firm providing Medicaid advisory and consulting services to what is now 48 of the 50 states, as well as the CMS.

And the particular contracts that were scaled back were federal government contracts, but the pipeline, as Ware commented, in that business is very, very strong and we have a high confidence level that we’ll be able to make up that shortfall this year.

Josh Vogel - Sidoti & Company - Analyst

Okay. And just lastly, I think I missed it, but did you say what the same-unit sales growth was in Employee Services?

Ware Grove - CBIZ - CFO

Yes, Josh, 2.5% in the first quarter.

Josh Vogel - Sidoti & Company - Analyst

Okay, great. Thank you very much.

Operator

Our next question comes from Jim Macdonald from First Analysis. Please go ahead.

James Macdonald - First Analysis - Analyst

Yes, good morning, guys.

Steve Gerard - CBIZ - Chairman, CEO

Hey, Jim.

Ware Grove - CBIZ - CFO

Hi, Jim.

James Macdonald - First Analysis - Analyst

So, just to make sure I’m clear, your EPS guidance for the year is assuming 50 million approximately, or a little bit less than that, share count, so it’s excluding the impact of these dilutive shares?

Ware Grove - CBIZ - CFO

That is right, Jim.

James Macdonald - First Analysis - Analyst

Okay. And maybe you can walk us through a little bit, so you had 50 million shares in June of last year, you bought back the shares in the third quarter, 3.9, but you added back the 3.1 this quarter, but were up to 52.6 million shares. So there must be something else going on there.

Steve Gerard - CBIZ - Chairman, CEO

Well, Jim, there are shares that are issued in each of our acquisitions.

James Macdonald - First Analysis - Analyst

Okay.

Steve Gerard - CBIZ - Chairman, CEO

— and there are shares issued for equity grants. So, that would make up the difference.

Ware Grove - CBIZ - CFO

As well as the impact of the buybacks, last year and this year.

James Macdonald - First Analysis - Analyst

Okay. And just following up on Josh’s question on the government healthcare, I believe it grew very quickly last year. You talked about 3.2% growth this quarter, which is below your expectations.

I may be wrong, but I think it grew close to double digits, or maybe did grow double digits last year. What kind of growth do you expect this year for the government consulting business? And is that — how long can that — is that impacted by the ACA, or how long can that continue?

Ware Grove - CBIZ - CFO

Yes. We had, I think — the growth last year organically was in the high single digits. And as this business continues to grow, Jim, just because of the law of large numbers, the growth rate might slow a little bit. But 3.2% is below our goal for the year, so we’re looking for something in the mid to higher single digits this year as opposed to the 3.2%.

Steve Gerard - CBIZ - Chairman, CEO

Yes, and longer-term, Jim, we think the Affordable Care Act is a plus for this business because this business is primarily focused on Medicaid at the state level, which turns out to be the economic conduit for the Affordable Care — or part of the conduit for the Affordable Care Act.

So, while there’s pressure for state funding, just like there’s pressure for federal funding, long term we don’t think the Affordable Care Act is a negative; we think it’s a positive in this business. And as Ware says, our target for this business growth this year and, quite frankly, for future years, is in the high single digits.

James Macdonald - First Analysis - Analyst

So, you’re helped by increased enrollments in Medicaid directly?

Steve Gerard - CBIZ - Chairman, CEO

Well, not only increased enrollments in Medicaid, but it’s the restructuring of the Medicaid programs at the state level and the auditing of those programs at the local level. So we do consultative work for the states and we do the audit and follow-up work, and each state has multiple programs.

So we may be in a state doing some programs and somebody else may be doing other programs, so it’s really a combination of things. In addition to which, we are also a reasonably significant provider of consultative services and audit services for CMS as well.

James Macdonald - First Analysis - Analyst

Yes. Thinking about that, so of the $2.6 million that was deferred, I’d expect most of the $1 million in the traditional business to come in in the second quarter. How about the other $1.6 million from scope changes? Is that kind of over the rest of the year?

Steve Gerard - CBIZ - Chairman, CEO

Yes. I would like at it this way, Jim. The delayed work on the weather-related office closings will come — we expect it to come in in second and third quarter. The scope changes in the federal government, that business doesn’t come back, but the pipeline in that business is strong enough to make up for that shortfall. And that should be phased in over the year.

James Macdonald - First Analysis - Analyst

Okay. And on the other side of the ACA, so can we talk about any further impact of the ACA on your health brokerage business?

Steve Gerard - CBIZ - Chairman, CEO

We can talk about it because there’s been very little negative impact on that business. The numbers reported by Ware this morning for our Employee Benefits business is up year-over-year. We’re not seeing any significant amount of our clients migrating or moving their employees off to exchanges, and to the extent we’re involved and they do move it, there’s a commission paid there anyway.

So in terms of assessing a negative impact, we’re not seeing any significant impact from the carriers. To the extent there has been impact, it’s been on small group, which is not our predominant business.

So we think there may be some more opportunity coming out of the Affordable Care Act because, as you know, the target date was moved another year, to the end of this year, so we did have some clients and perspective clients put off final decisions, so we’re full out in that business and I’m not seeing any real negative impact. In fact, it was very encouraging in our Employee Services business to see that our four largest businesses in that group were actually up quarter-over-quarter.

James Macdonald - First Analysis - Analyst

So, where do you see migration due to the Affordable Care Act? To more self insured options or — and somewhat to the exchanges?

Steve Gerard - CBIZ - Chairman, CEO

We’re seeing a couple of things. We’re certainly seeing a shift in the plan design, where more and more companies are putting in high deductible plans, which are the cheapest plans for the employee. In part, that’s a cost shift to them, because if there is an incident the employee’s going to pick up a bigger piece of it. But we’re seeing that as a trend across the board.

More and more small companies are, in fact, looking at self insurance. I can’t say that we’ve seen a big migration in that direction, but they’re certainly looking at it. But when you look at our client base, and the bulk of our revenue comes from the larger — 100-life and over of larger clients, there’s been very little migration there to exchanges. The companies that have moved employees to exchanges have been really, for the most part, the really small companies.

So, we’re watching it very closely. We look at it, quite frankly, every month. We’re not seeing any significant negative trend at this point.

James Macdonald - First Analysis - Analyst

Great. Thanks very much.

Steve Gerard - CBIZ - Chairman, CEO

Okay, Jim.

Operator

(Operator Instructions). And this concludes our question-and-answer session. I would like to turn the conference back over to Mr. Steve Gerard for any closing remarks. Please go ahead.

Steve Gerard - CBIZ - Chairman, CEO

Thank you, Maureen. To our shareholders and analysts, again, thank you for your continued support. As we indicated, the pacing of the revenue wasn’t quite what we expected, but we do believe that we’re in good shape to make it up.

For our associates across the country, thanks for your hard work in the first quarter. And for all of those who put up with the storms and the weather conditions and were able to contribute, you have my thanks. And I look forward to updating everybody after the second quarter. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.